  Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES SECOND QUARTER 2024

FINANCIAL RESULTS

Net income for the quarter ended June 30, 2024 was $1.6 million or $0.15 per diluted share, compared to net income of $1.1 million, or $0.10 per diluted share, for the same period of 2023, representing an increase of $498,000, or 43.5%

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	HIR Holdings
Donna Millar	Cameron Donahue
905-479-0654	651-707-3532
e-mail: ir@alphaprotech.com	e-mail: cameron@hirholdings.com

●	Net sales for the second quarter of 2024 were $16.3 million, up 1.1%, compared to $16.1 million for the second quarter of 2023
o	Building Supply segment sales decreased by $596,000 or 5.7%, to $9.9 million, compared to $10.5 million for the three months ended June 30, 2023
o	Disposable Protective Apparel segment sales increased by 13.8%, to $6.3 million, compared to $5.6 million for the same period of 2023
●	Net income for the second quarter of 2024 was $1.6 million, or $0.15 per diluted share, compared to $1.1 million, or $0.10 per diluted share, for the second quarter of 2023
●	Cash and cash equivalents of $16.2 million and working capital of $50.7 million, with no debt, as of June 30, 2024

Nogales, Arizona – August 7, 2024 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and six month periods ended June 30, 2024.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “In our Building Supply segment, the housing market continues to show weakness, with housing starts down 7.4% in the second quarter of 2024 compared to the prior year period. Sales of our core building products, which include housewrap and synthetic roof underlayment, were down due to this decrease in housing starts. Our housewrap and accessories sales were down 9.0% in the second quarter compared to the prior year period, which were negatively affected by our premium housewrap line (REX™ Wrap Fortis) which was down 15.3% in the second quarter of 2024, because of a sharp decline in the multi-family building sector.

The synthetic roof underlayment market has also been affected by lower housing starts, uncertain economic conditions, more offshore competition and a push in the market to reduce product selling prices. Despite these pressures, our synthetic roof underlayment sales performed reasonably well, with our economy underlayment, which makes up approximately 90% of our total underlayment sales, down only 0.5% in the second quarter of 2024 compared to the prior year period. We launched our new line of self-adhered roofing products in late 2023, and we expect continued revenue growth from this new product line. Self-adhered roof underlayment has proven to be a good addition to our roof category, and we expect these products will lead to additional conversions of our full line of mechanically fastened products.

Other woven material sales increased by 12.3% in the second quarter of 2024 compared to the same period of 2023, due to increased sales to our major customer. The Company is pursuing new opportunities for other woven material sales that may improve sales, but management does not expect other woven material sales to be a growth driver in 2024.

Management expects the remainder of 2024 to be challenging from a sales standpoint, as single family and multi-family housing starts are both projected to finish lower than 2023. We expect growth in the building supply segment when uncertainty in the housing market abates.”

“Sales of disposable protective garments in the second quarter of 2024 were up by 9.2%, primarily due to increased sales to our major international supply chain partner, as well as increased sales to regional and national distributors. We expect continued growth for disposable protective garments in the remainder of 2024.

Face mask and face shield sales are still suffering from the post COVID-19 residual excess inventories at the distributor level, but sales in the second quarter of 2024 and year to date 2024 are showing signs of improvement. The market continues to be saturated with products, but we are cautiously optimistic that face mask and face shield sales will continue to show growth in 2024,” added Hoffman.

Net Sales

Three months ended June 30, 2024 compared to three months ended June 30, 2023

Consolidated sales for the three months ended June 30, 2024, increased to $16.3 million, from $16.1 million for the three months ended June 30, 2023, representing an increase of $174,000, or 1.1%. This increase consisted of increased sales in the Disposable Protective Apparel segment of $770,000, partially offset by decreased sales in the Building Supply segment of $596,000.

Building Supply Segment

Building Supply segment sales for the three months ended June 30, 2024, decreased by $596,000, or 5.7%, to $9.9 million compared to $10.5 million for the three months ended June 30, 2023. The Building Supply segment decrease during the three months ended June 30, 2024, was primarily due to a 6.0% decrease in sales of synthetic roof underlayment and a 9.0% decrease in sales of housewrap, partially offset by an increase in sales of other woven material of 12.3%, compared to the same period of 2023.

The sales mix of the Building Supply segment for the three months ended June 30, 2024, was approximately 40% for synthetic roof underlayment, 48% for housewrap and 12% for other woven material. This compared to approximately 40% for synthetic roof underlayment, 50% for housewrap and 10% for other woven material for the three months ended June 30, 2023.

Disposable Protective Apparel Segment

Sales for the Disposable Protective Apparel segment sales for the three months ended June 30, 2024, increased by $770,000, or 13.8%, to $6.3 million, representing the highest quarter in two years, compared to $5.6 million for the same period of 2023. This segment increase was due to a 9.2% increase in sales of disposable protective garments, an 81.0% increase in sales of face masks and a 64.1% increase in sales of face shields.

The sales mix of the Disposable Protective Apparel segment for the three months ended June 30, 2024, was approximately 90% for disposable protective garments, 7% for face masks and 3% for face shields. This sales mix is compared to approximately 93% for disposable protective garments, 5% for face masks and 2% for face shields for the three months ended June 30, 2023.

Six months ended June 30, 2024 compared to six months ended June 30, 2023

Consolidated sales for the six months ended June 30, 2024, decreased to $29.8 million from $29.9 million for the six months ended June 30, 2023, representing a decrease of $142,000, or 0.5%. This decrease consisted of decreased sales in the Building Supply segment of $986,000, partially offset by increased sales in the Disposable Protective Apparel segment of $844,000.

Building Supply Segment

Building Supply segment sales for the six months ended June 30, 2024 decreased by $986,000, or 5.1%, to $18.2 million, compared to $19.2 million for the same period of 2023. Sales of synthetic roof underlayment decreased by 5.7% and sales of other woven material decreased by 31.9% while sales of housewrap increased by 4.9% compared to the same period of 2023.

The sales mix of the Building Supply segment for the six months ended June 30, 2024 was 40% for synthetic roof underlayment, 52% for housewrap and 8% for other woven material. This compared to 41% for synthetic roof underlayment, 48% for housewrap and 11% for other woven material for the six months ended June 30, 2023.

Disposable Protective Apparel Segment

Disposable Protective Apparel segment sales for the six months ended June 30, 2024 increased by $844,000, or 7.9%, to $11.6 million, compared to $10.7 million for the same period of 2023. This segment increase was due to a 29.8% increase in sales of face masks, a 28.6% increase in sales of face shields and a 5.2% increase in sales of disposable protective garments.

The sales mix of the Disposable Protective Apparel segment for the six months ended June 30, 2024 was 87% for disposable protective garments, 9% for face masks and 4% for face shields. This sales mix is compared to 89% for disposable protective garments, 8% for face masks and 3% for face shields for the six months ended June 30, 2023.

Gross Profit

Gross profit increased by $735,000, or 12.0%, to $6.8 million for the three months ended June 30, 2024, from $6.1 million for the three months ended June 30, 2023. The gross profit margin was 42.0% for the three months ended June 30, 2024, compared to 37.9% for the three months ended June 30, 2023.

Gross profit increased by $1.2 million, or 10.6%, to $12.3 million for the six months ended June 30, 2024, from $11.1 million for the six months ended June 30, 2023. The gross profit margin was 41.2% for the six months ended June 30, 2024, compared to 37.1% for the six months ended June 30, 2023.

The gross profit margin in 2024 was positively affected by a margin increase in both the Disposable Protective Apparel and Building Supply segments. However, management expects the gross profit margin could be negatively impacted by recent significant increases in ocean freight rates.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $309,000, or 6.8%, to $4.9 million for the three months ended June 30, 2024, from $4.6 million for the three months ended June 30, 2023. As a percentage of net sales, selling, general and administrative expenses increased to 30.0% for the three months ended June 30, 2024, from 28.4% for the same period of 2023.

Selling, general and administrative expenses increased by $844,000, or 9.5%, to $9.7 million for the six months ended June 30, 2024, from $8.9 million for the six months ended June 30, 2023. As a percentage of net sales, selling, general and administrative expenses increased to 32.7% for the three months ended June 30, 2024, from 29.7% for the same period of 2023.

Income from Operations

Income from operations increased by $400,000, or 30.5%, to $1.7 million for the three months ended June 30, 2024, compared to $1.3 million for the three months ended June 30, 2023. The increased income from operations was primarily due to an increase in gross profit of $735,000, partially offset by an increase in selling, general and administrative expenses of $309,000 and an increase in depreciation and amortization expenses of $26,000. Income from operations as a percentage of net sales for the three months ended June 30, 2024, was 10.5%, compared to 8.1% for the same period of 2023.

Income from operations increased by $300,000, or 17.3%, to $2.0 million for the six months ended June 30, 2024, compared to $1.7 million for the six months ended June 30, 2023. The increased income from operations was primarily due to an increase in gross profit of $1.2 million, partially offset by an increase in selling, general and administrative expenses of $844,000 and an increase in depreciation and amortization expenses of $27,000. Income from operations as a percentage of net sales for the six months ended June 30, 2024, was 6.8%, compared to 5.8% for the same period of 2023.

Other Income

Other income increased by $135,000 to income of $407,000 for the three months ended June 30, 2024, compared to $272,000 for the same period of 2023. The increase was primarily due to an increase in equity in income of unconsolidated affiliate of $97,000 and an increase in interest income of $38,000.

Other income increased by $264,000 to income of $803,000 for the six months ended June 30, 2024, compared to $539,000 for the same period of 2023. The increase was primarily due to an increase in equity in income of unconsolidated affiliate of $126,000 and an increase in interest income of $138,000.

Net Income

Net income for the three months ended June 30, 2024, was $1.6 million compared to net income of $1.1 million for the same period of 2023, representing an increase of $498,000, or 43.5%. The net income increase between 2024 and 2023 was due to an increase in income before provision for income taxes of $535,000, partially offset by an increase in provision for income taxes of $37,000. Net income as a percentage of net sales for the three months ended June 30, 2024, was 10.1%, and net income as a percentage of net sales for the same period of 2023 was 7.1%. Basic and diluted earnings per common share for each of the three months ended June 30, 2024 and 2023, was $0.15 and $0.10, respectively.

Net income for the six months ended June 30, 2024, was $2.2 million compared to net income of $1.7 million for the same period of 2023, representing an increase of $522,000, or 30.7%. The net income increase between 2024 and 2023 was due to an increase in income before provision for income taxes of $564,000, partially offset by an increase in provision for income taxes of $42,000. Net income as a percentage of net sales for the six months ended June 30, 2024, was 7.5%, and net income as a percentage of net sales for the same period of 2023 was 5.7%. Basic and diluted earnings per common share for each of the six months ended June 30, 2024 and 2023, was $0.20 and $0.14, respectively.

Balance Sheet

As of June 30, 2024, the Company had cash and cash equivalents of $16.2 million compared to $20.4 million as of December 31, 2023. The decrease in cash from December 31, 2023, was due to cash used in operating activities of $2.0 million, cash used in investing activities of $216,000 and cash used in financing activities of $1.9 million. Working capital totaled $50.7 million and the Company’s current ratio was 28:1, compared to a current ratio of 21:1 as of December 31, 2023.

Inventory increased by $654,000, or 3.2%, to $20.8 million as of June 30, 2024, from $20.1 million as of December 31, 2023. The increase was due to an increase in inventory for the Building Supply segment of $1.9 million, or 26.9%, to $8.8 million, partially offset by a decrease in inventory for the Disposable Protective Apparel segment of $1.2 million, or 9.3%, to $11.9 million.

Colleen McDonald, Chief Financial Officer, commented, “During the six months ended June 30, 2024, we repurchased 515,000 shares of common stock at a cost of $2.7 million. As of June 30, 2024, we had repurchased a total of 20.9 million shares of common stock at a cost of approximately $54.4 million through our repurchase program. We retire all stock upon repurchase. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities. As of June 30, 2024, we had $1.5 million available for additional stock purchases under our stock repurchase program.”

The Company currently has no outstanding debt and believes that the current cash balance will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, expectations regarding order volume, timing of fulfillment of orders, production capacity and our plans to ramp up production and expand capacity, product demand, availability of raw materials and supply chain access, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Specifically, these factors include, but are not limited to, our exposure to foreign currency exchange risks related to our unconsolidated affiliate operations in India; potential failure to remediate the material weakness in our internal controls; our partnership with a joint venture partner; the loss of any major customer or a reduction in order volume by our customers; the inability of our suppliers and contractors to meet our requirements; potential challenges related to international manufacturing; the inability to protect our intellectual property; competition in our industry; customer preferences; the timing and market acceptance of new product offerings; changes in global economic conditions; security breaches or disruptions to the information technology infrastructure; risks related to climate change and natural disasters or other events beyond our control; the impact of legal and regulatory proceedings or compliance challenges; and volatility in our common stock price and our investments. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2024	2023 (1)
Assets
Current assets:
Cash and cash equivalents	$16,207,000	$20,378,000
Accounts receivable, net	8,263,000	5,503,000
Accounts receivable, related party	584,000	1,042,000
Inventories, net	20,785,000	20,131,000
Prepaid expenses	6,752,000	6,010,000
Total current assets	52,591,000	53,064,000

Property and equipment, net	5,314,000	5,587,000
Goodwill	55,000	55,000
Right-of-use assets	9,179,000	4,810,000
Equity investment in unconsolidated affiliate	5,533,000	5,247,000
Total assets	$72,672,000	$68,763,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$343,000	$802,000
Accrued liabilities	639,000	1,103,000
Lease liabilities	868,000	661,000
Total current liabilities	1,850,000	2,566,000

Lease liabilities, net of current portion	8,339,000	4,187,000
Deferred income tax liabilities, net	442,000	442,000
Total liabilities	10,631,000	7,195,000
Commitments and contingencies
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 11,127,878 and 11,416,212 shares outstanding as of June 30, 2024 and December 31, 2023, respectively	111,000	114,000
Additional paid-in capital	16,594,000	16,339,000
Retained earnings	46,825,000	46,552,000
Accumulated other comprehensive loss	(1,489,000)	(1,437,000)
Total shareholders' equity	62,041,000	61,568,000
Total liabilities and shareholders' equity	$72,672,000	$68,763,000

(1) The condensed consolidated balance sheet as of December 31, 2023, has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

Net sales	$16,289,000	$16,115,000	$29,772,000	$29,914,000

Cost of goods sold, excluding depreciation and amortization	9,448,000	10,009,000	17,513,000	18,826,000
Gross profit	6,841,000	6,106,000	12,259,000	11,088,000

Operating expenses:
Selling, general and administrative	4,884,000	4,575,000	9,732,000	8,888,000
Depreciation and amortization	245,000	219,000	489,000	462,000
Total operating expenses	5,129,000	4,794,000	10,221,000	9,350,000

Income from operations	1,712,000	1,312,000	2,038,000	1,738,000

Other income:
Equity in income of unconsolidated affiliate	200,000	103,000	338,000	212,000
Interest income, net	207,000	169,000	465,000	327,000
Total other income	407,000	272,000	803,000	539,000

Income before provision for income taxes	2,119,000	1,584,000	2,841,000	2,277,000

Provision for income taxes	475,000	438,000	621,000	579,000

Net income	$1,644,000	$1,146,000	$2,220,000	$1,698,000

Basic earnings per common share	$0.15	$0.10	$0.20	$0.14

Diluted earnings per common share	$0.15	$0.10	$0.20	$0.14

Basic weighted average common shares outstanding	11,137,066	11,997,443	11,281,739	12,072,571

Diluted weighted average common shares outstanding	11,226,341	12,013,845	11,375,701	12,103,419

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